Exhibit 99.1

AVEANNA HEALTHCARE HOLDINGS ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS

•
Fiscal year 2021 revenue increased 12.3% to $1,678.6 million, compared to fiscal year 2020
•
Fiscal year 2021 had 52 weeks compared to 53 weeks in 2020; Q4 2021 had 13 weeks compared to 14 weeks in Q4 2020
•
Net loss was $117.0 million for fiscal year 2021; primarily attributable to a $117.7 million non-cash charge for goodwill impairment recorded in the fourth quarter
•
Fiscal year 2021 Adjusted EBITDA increased 20.9% to $184.2 million; margin expanded by 80 basis points
•
Completed initial public offering and began trading on the Nasdaq in April
•
Completed strategic acquisitions of Doctor's Choice in April, Accredited in November, and Comfort Care in December

Atlanta, Georgia (March 28, 2022) – Aveanna Healthcare Holdings, Inc. (NASDAQ: AVAH), a leading, diversified home care platform focused on providing care to medically complex, high-cost patient populations, today announced financial results for the three-month period and fiscal year ended January 1, 2022.

Tony Strange, Chief Executive Officer, commented “We are pleased with our accomplishments during 2021 as we completed our IPO, closed three strategic acquisitions, grew the business, and demonstrated the resiliency of our business model as we executed our strategic plan during a challenging year.

Over the course of 2021 and through multiple COVID-19 variants, our caregivers and support staff showed great compassion and perseverance in delivering on our important mission for our patients and their families. Our team’s commitment to each other and our mission is what makes us truly special. While the Omicron variant has created labor supply pressures for us in the fourth and first quarters, the high demand for our services, as well as the support we are receiving from state and federal governments, continue to underscore our value proposition over the long-term. The integration of our Accredited Nursing Services and Comfort Care Home Health Services acquisitions completed in the fourth quarter is progressing as expected, and we look forward to the growth opportunities ahead of us in 2022.”

Three-Month Periods Ended January 1, 2022 and January 2, 2021

Revenue was $414.1 million for the fourth quarter of 2021, as compared to $422.3 million for the fourth quarter of 2020, a decrease of $8.2 million, or 1.9%. The overall decrease in revenue was primarily attributable to a $35.6 million decrease in Private Duty Services (“PDS”) segment revenue from the year ago quarter, net of a $31.3 million increase in Home Health & Hospice (“HHH”) segment revenue. The Omicron variant pressured our PDS clinical workforce in the fourth quarter of 2021, constraining caregiver recruitment and retention efforts, as well as PDS patient volumes. PDS revenue was also lower in the fourth quarter of 2021 as compared to the fourth quarter of 2020 due to the absence of a 14th week of operations in the fourth quarter of 2021.

Gross margin was $124.4 million, or 30.0% of revenue, for the fourth quarter of 2021, as compared to $126.2 million, or 29.9% of revenue, for the fourth quarter of 2020, a decrease of $1.8 million, or 1.4%.

Net loss was $126.2 million for the fourth quarter of 2021, as compared to a net loss of $9.7 million for the fourth quarter of 2020, and net loss per diluted share was $0.68 for the fourth quarter of 2021, as compared to a net loss per diluted share of $0.07 for the fourth quarter of 2020. Adjusted net income per diluted share was $0.10 for the fourth quarter of 2021, as compared to $0.09 for the fourth quarter of 2020.

Adjusted EBITDA was $45.8 million, or 11.1% of revenue, for the fourth quarter of 2021 as compared to $45.2 million, or 10.7% of revenue, for the fourth quarter of 2020.

Years Ended January 1, 2022 and January 2, 2021

Revenue was $1,678.6 million for fiscal year 2021, as compared to $1,495.1 million for fiscal year 2020, an increase of $183.5 million, or 12.3%. Aveanna had a 53-week fiscal year in 2020 compared to a 52-week fiscal year in 2021. Gross margin was $542.4 million, or 32.3% of revenue, for fiscal year 2021, as compared to $454.5 million, or 30.4% of revenue, for fiscal year 2020, an increase of $87.9 million, or 19.3%.

Net loss was $117.0 million for fiscal year 2021, as compared to a net loss of $57.1 million for fiscal year 2020, and net loss per diluted share was $0.69 for fiscal year 2021, as compared to a net loss per diluted share of $0.40 for fiscal year 2020. Adjusted net income per diluted share was $0.42 for fiscal year 2021 as compared to $0.28 for fiscal year 2020.

Adjusted EBITDA was $184.2 million, or 11.0% of revenue, for fiscal year 2021 as compared to $152.4 million, or 10.2% of revenue, for fiscal year 2020, an increase of $31.8 million, or 20.9%.

Cash Flow, Debt and Liquidity

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Net cash used by operating activities in fiscal year 2021 was $11.4 million. This included $38.1 million of cash repaid to government agencies in 2021 related to the following Cares Act items:
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$25.9 million paid to the IRS for payroll taxes deferred in 2020, and
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$12.2 million paid to CMS for advances received in 2020
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As of January 1, 2022, we had cash of $30.5 million and bank debt of $1,392.9 million, with the following availability under our credit facilities:
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$182.4 million of available borrowing capacity under our revolving credit facility
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$30.0 million of availability under our securitization facility, and
o
$200.0 million of availability under our delayed draw term loan facility for future acquisitions.
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Our interest rate exposure under our credit facilities are hedged with the following instruments:
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$520.0 million notional amount of interest rate swaps that convert variable rate debt to a fixed rate
o
$880.0 million notional amount of interest rate caps that cap our exposure to LIBOR increasing beyond 3.0%

David Afshar, Chief Financial Officer, commented “Our 2021 operating results underscore the resilience of the Aveanna team amidst a challenging operating environment. We believe that our IPO and subsequent capital structure improvements have prepared us to take advantage of the opportunities ahead of us, with liquidity that is supportive of our 2022 acquisition goals.”

M&A Update

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On November 30, 2021, we acquired Accredited Nursing Services (“Accredited”), a provider of primarily unskilled services (PDS segment) in the state of California. Accredited generated revenues in fiscal year 2021 of approximately $116.0 million.
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On December 10, 2021, we acquired Comfort Care Home Health Services, LLC and subsidiaries and affiliates (“Comfort Care”), which provides home health and hospice services (HHH segment) in the states of Alabama and Tennessee. Comfort Care generated revenues in fiscal year 2021 of approximately $100.0 million.
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Total revenues generated by the 2021 HHH Acquisitions and Accredited in fiscal year 2021, including the periods in 2021 prior to being acquired by us, were $290.9 million.

Rod Windley, Executive Chairman, commented, “As we entered 2021, we expected to complete acquisitions generating $175 million of annualized revenue, and we are pleased to have surpassed those expectations. With the acquisitions of Doctor’s Choice, Accredited and Comfort Care, we have added three new companies that, including pre-acquisition periods, generated more than $290 million of revenue for 2021 to the Aveanna family that allowed us to expand our service offering and national footprint. And, we continue to have a robust pipeline of potential targets to drive our strong growth trajectory.”

Full Year 2022 Guidance

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Revenue in a range of $1,890 million to $1,920 million.

We are not providing guidance on net income at this time due to the volatility of certain required inputs that are not available without unreasonable efforts, including future fair value adjustments associated with our interest rate swaps and caps.

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Adjusted EBITDA in a range of $190 million to $205 million, and returning to a $215 million to $225 million annualized run rate in the second half of 2022

Non-GAAP Financial Measures

In addition to our results of operations prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we also evaluate our financial performance using EBITDA, Adjusted EBITDA, Field contribution, Field contribution margin, Adjusted corporate expense, Adjusted net income and Adjusted net income per diluted share. Given our determination of adjustments in arriving at our computations, these non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes or alternatives to net income or loss, revenue, operating income or loss, cash flows from operating activities, total indebtedness or any other financial measures calculated in accordance with GAAP.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures and are not intended to replace financial performance measures determined in accordance with GAAP, such as net income (loss). Rather, we present EBITDA and Adjusted EBITDA as supplemental measures of our performance. We define EBITDA as net income (loss) before interest expense, net; income tax (expense) benefit; and depreciation and amortization. We define Adjusted EBITDA as EBITDA, adjusted for the impact of certain other items that are either non-recurring, infrequent, non-cash, unusual, or items deemed by us to not be indicative of the performance of our core operations, including impairments of goodwill, intangible assets, and other long-lived assets; non-cash, share-based compensation; sponsor fees; loss on extinguishment of debt; fees related to debt modifications; the effect of interest rate derivatives; acquisition-related and integration costs; legal costs and settlements associated with acquisition matters; the discontinuation of our ABA Therapy services; non-acquisition related legal settlements; and other system transition costs, professional fees and other costs. As non-GAAP financial measures, our computations of EBITDA and Adjusted EBITDA may vary from similarly termed non-GAAP financial measures used by other companies, making comparisons with other companies on the basis of this measure impracticable.

We believe our computations of EBITDA and Adjusted EBITDA are helpful in highlighting trends in our core operating performance. In determining which adjustments are made to arrive at EBITDA and Adjusted EBITDA, we consider both (1) certain non-recurring, infrequent, non-cash or unusual items, which can vary significantly from year to year, as well as (2) certain other items that may be recurring, frequent, or settled in cash but which we do not believe are indicative of our core operating performance. We use EBITDA and Adjusted EBITDA to assess operating performance and make business decisions.

We have incurred substantial acquisition-related costs and integration costs in fiscal years 2021 and 2020. The underlying acquisition activities take place over a defined timeframe, have distinct project timelines and are incremental to activities and costs that arise in the ordinary course of our business. Therefore, we believe it is important to exclude these costs from our Adjusted EBITDA because it provides us a normalized view of our core, ongoing operations after integrating our acquired companies, which is an important measure in assessing our performance.

Field contribution and Field contribution margin

Field contribution and Field contribution margin are non-GAAP financial measures and are not intended to replace financial performance measures determined in accordance with GAAP, such as operating income (loss). Rather, we present Field contribution and Field contribution margin as supplemental measures of our performance. We define Field contribution as operating income (loss) prior to corporate expenses and other non-field related costs, including depreciation and amortization, acquisition-related costs, and other operating expenses. Field contribution margin is Field contribution as a percentage of revenue. As non-GAAP financial measures, our computations of Field contribution and Field contribution margin may vary from similarly termed non-GAAP financial measures used by other companies, making comparisons with other companies on the basis of these measures impracticable.

We believe Field contribution and Field contribution margin are helpful in highlighting trends in our core operating performance and evaluating trends in our branch and regional results, which can vary from year to year. We use Field contribution and Field contribution margin to make business decisions and assess the operating performance and results delivered by our core field operations, prior to corporate and other costs not directly related to our field operations. These metrics are also important because they guide us in determining whether our branch and regional administrative expenses are appropriately sized to support our caregivers and direct patient care operations. Additionally, Field contribution and Field contribution margin determine how effective we are in managing our field supervisory and administrative costs associated with supporting our provision of services and sale of products.

Adjusted corporate expenses

Adjusted corporate expenses is a non-GAAP financial measure and is not intended to replace financial performance measures determined in accordance with GAAP, such as corporate expenses. Rather, we present adjusted corporate expenses as a supplemental measure of our performance. We define Adjusted corporate expenses as corporate expenses adjusted for the impact of certain other items that are either non-recurring, infrequent, non-cash, unusual, or items deemed by us to not be indicative of the performance of our core operations, including non-cash, share-based compensation; sponsor fees; acquisition-related and integration costs; legal costs and settlements associated with acquisition matters; COVID related costs, net of reimbursement; and other system transition costs, professional fees and other costs. As non-GAAP financial measures, our computations of adjusted corporate expenses may vary from similarly termed non-GAAP financial measures used by other companies, making comparisons with other companies on the basis of this measure impracticable.

We believe Adjusted corporate expenses is helpful in highlighting trends in our corporate support function, which can vary from year to year. We use Adjusted corporate expenses to make business decisions in determining whether or not our corporate expenses is appropriately sized to support our caregivers and direct patient care operations. Excluding the aforementioned items from corporate expenses that are either non-recurring, infrequent, non-cash, unusual, or items deemed by us to not be indicative of the performance of our core operations allows us to evaluate adjusted corporate expenses in relation to the support necessary for our caregivers and direct patient care operations.

Adjusted net income and Adjusted net income per diluted share

Adjusted net income represents net income (loss) as adjusted for the impact of GAAP income tax, goodwill, intangible and other long-lived asset impairment charges, non-cash share-based compensation expense, sponsor fees, loss on extinguishment of debt, interest rate derivatives, acquisition-related costs, integration costs, legal costs, COVID-related costs net of reimbursement, ABA exited operations, other system transition costs, professional fees and certain other miscellaneous items on a pre-tax basis. Adjusted net income includes a provision for income taxes derived utilizing a combined statutory tax rate. The combined statutory tax rate is our estimate of our long-term tax rate. The most comparable GAAP measure is net income (loss).

Adjusted net income per diluted share represents adjusted net income on a per diluted share basis using the weighted-average number of diluted shares outstanding for the period. The most comparable GAAP measure is net income (loss) per share, diluted.

Adjusted net income and Adjusted net income per diluted share are important to us because they allow us to assess financial results, exclusive of the items mentioned above that are not operational in nature or comparable to those of our competitors.

Conference Call

Aveanna will host a conference call on Tuesday, March 29, 2022, at 10:00 a.m. Eastern Time to discuss our fourth quarter and full year 2021 results. The conference call can be accessed live over the phone by dialing 1-877-407-0789, or for international callers, 1-201-689-8562. A telephonic replay of the conference call will be available until April 5, 2022, by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13726493. A live webcast of our conference call will also be available under the Investor Relations section of our website: https://ir.aveanna.com/. The online replay will also be available for one week following the call.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements (other than statements of historical facts) in this press release regarding our prospects, plans, financial position, business strategy and expected financial and operational results may constitute forward-looking statements. Forward-looking statements generally can be identified by the use of terminology such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “should,” “predict,” “project,” “potential,” “continue” or the negatives of these terms or variations of them or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, such as our ability to successfully execute our growth strategy, including through organic growth and the completion of acquisitions, effective integration of the companies we acquire, unexpected costs of acquisitions and dispositions, the possibility that expected cost synergies may not materialize as expected, the failure of Aveanna or the companies we acquire to perform as expected, estimation inaccuracies in revenue recognition, our ability to drive margin leverage through lower costs, unexpected increases in SG&A and other expenses, changes in reimbursement, changes in government regulations, changes in Aveanna’s relationships with referral sources, increased competition for Aveanna’s services or wage inflation, changes in the interpretation of government regulations or discretionary determinations made by government officials, uncertainties regarding the outcome of rate discussions with managed care organizations and our ability to effectively collect our cash from these organizations, our ability to effectively bill and collect under new Electronic Visit Verification regulations, changes in tax rates, the impact of adverse weather, the impact to our business operations, reimbursements and patient population were the COVID-19 environment to worsen, and other risks set forth under the heading “Risk Factors” in Aveanna‘s Annual Report on Form 10-K for its 2021 fiscal year filed with the Securities and Exchange Commission on March 28, 2022, which is available at www.sec.gov. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may prove to be incorrect or imprecise. Accordingly, forward-looking statements included in this press release do not purport to be predictions of future events or circumstances, and actual results may differ materially from those expressed by forward-looking statements. All forward-looking statements speak only as of the date made, and Aveanna undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Aveanna Healthcare

Aveanna Healthcare is headquartered in Atlanta, Georgia and has locations in 33 states providing a broad range of pediatric and adult healthcare services including nursing, rehabilitation services, occupational nursing in schools, therapy services, day treatment centers for medically fragile and chronically ill children and adults, home health and hospice services, as well as delivery of enteral nutrition and other products to patients. The Company also provides case management services in order to assist families and patients by coordinating the provision of services between insurers or other payers, physicians, hospitals, and other healthcare providers. In addition, the Company provides respite healthcare services, which are temporary care provider services provided in relief of the patient’s normal caregiver. The Company’s services are designed to provide a high quality, lower cost alternative to prolonged hospitalization. For more information, please visit www.aveanna.com.

Cash Flow and Information about Indebtedness

The following table sets forth a summary of our cash flows from operating, investing, and financing activities for the fiscal years periods presented:

	For the fiscal years ended
(dollars in thousands)	January 1, 2022	January 2, 2021
Net cash (used in) provided by operating activities	$(11,350)	$116,618
Net cash used in investing activities	$(681,831)	$(193,544)
Net cash provided by financing activities	$586,326	$210,944
Cash and cash equivalents at beginning of period	$137,345	$3,327
Cash and cash equivalents at end of period	$30,490	$137,345

The following table presents our long-term indebtedness as of January 1, 2022:

(dollars in thousands)
Instrument	Interest Rate	January 1, 2022
2021 Extended Term Loan	L + 3.75%	$857,850
Term Loan - Second Lien Term Loan	L + 7.00%	415,000
Revolving Credit Facility	L + 3.75%	-
Securitization Facility	BSBY + 2.00%	120,000
Total indebtedness		$1,392,850
L = Greater of 0.50% or one-month LIBOR

Results of Operations

Three-Month Period and Year Ended January 1, 2022 Compared to the Three-Month Period and Year Ended January 2, 2021

The following table summarizes our consolidated results of operations for the three-month periods and fiscal years indicated (amounts in thousands, except per share data):

	For the three-months ended		For the fiscal years ended
	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Revenue	$414,070	$422,302	$1,678,618	$1,495,105
Cost of revenue, excluding depreciation and amortization	289,680	296,087	1,136,214	1,040,590
Branch and regional administrative expenses	73,919	66,491	297,381	240,946
Corporate expenses	32,714	32,789	130,387	113,828
Goodwill impairment	117,702	-	117,702	75,727
Depreciation and amortization	5,387	4,688	20,550	17,027
Acquisition-related costs	8,053	4,885	12,832	9,564
Other operating (income) expenses	(337)	(364)	(337)	910
Operating (loss) income	(113,048)	17,726	(36,111)	(3,487)
Interest income	71	98	253	345
Interest expense	(15,137)	(24,011)	(68,930)	(82,983)
Loss on debt extinguishment	-	-	(13,702)	(73)
Other income (expense)	6,002	(1,144)	4,914	34,464
Loss before income taxes	(122,112)	(7,331)	(113,576)	(51,734)
Income tax expense	(4,080)	(2,401)	(3,468)	(5,316)
Net loss	$(126,192)	$(9,732)	$(117,044)	$(57,050)
Net loss per share:
Net loss per share, basic and diluted	$(0.68)	$(0.07)	$(0.69)	$(0.40)
Weighted average shares of common stock outstanding, basic and diluted	184,406	142,123	170,625	140,972

The following tables summarize our consolidated key performance measures, including Field contribution and Field contribution margin, which are non-GAAP measures, for the three-month periods and fiscal years indicated:

	For the three-months ended
(dollars in thousands)	January 1, 2022	January 2, 2021	Change	% Change
Revenue	$414,070	$422,302	$(8,232)	-1.9%
Cost of revenue, excluding depreciation and amortization	289,680	296,087	(6,407)	-2.2%
Gross margin	$124,390	$126,215	$(1,825)	-1.4%
Gross margin percentage	30.0%	29.9%
Branch and regional administrative expenses	73,919	66,491	7,428	11.2%
Field contribution	$50,471	$59,724	$(9,253)	-15.5%
Field contribution margin	12.2%	14.1%
Corporate expenses	$32,714	$32,789	$(75)	-0.2%
As a percentage of revenue	7.9%	7.8%
Operating (loss) income	$(113,048)	$17,726	$(130,774)	-737.8%
As a percentage of revenue	-27.3%	4.2%

	For the fiscal years ended
(dollars in thousands)	January 1, 2022	January 2, 2021	Change	% Change
Revenue	$1,678,618	$1,495,105	$183,513	12.3%
Cost of revenue, excluding depreciation and amortization	1,136,214	1,040,590	95,624	9.2%
Gross margin	$542,404	$454,515	$87,889	19.3%
Gross margin percentage	32.3%	30.4%
Branch and regional administrative expenses	297,381	240,946	56,435	23.4%
Field contribution	$245,023	$213,569	$31,454	14.7%
Field contribution margin	14.6%	14.3%
Corporate expenses	$130,387	$113,828	$16,559	14.5%
As a percentage of revenue	7.8%	7.6%
Operating loss	$(36,111)	$(3,487)	$(32,624)	-935.6%
As a percentage of revenue	-2.2%	-0.2%

The following tables summarize our key performance measures by segment for the three-month periods indicated:

	PDS
	For the three-months ended
(dollars and hours in thousands)	January 1, 2022	January 2, 2021	Change	% Change
Revenue	$330,476	$366,051	$(35,575)	-9.7%
Cost of revenue, excluding depreciation and amortization	243,822	265,556	(21,734)	-8.2%
Gross margin	$86,654	$100,495	$(13,841)	-13.8%
Gross margin percentage	26.2%	27.5%		-1.3%	(4)
Hours	9,039	10,547	(1,508)	-14.3%
Revenue rate	$36.56	$34.71	$1.85	4.6%	(1)
Cost of revenue rate	$26.97	$25.18	$1.79	6.1%	(2)
Spread rate	$9.59	$9.53	$0.06	0.5%	(3)

	HHH
	For the three-months ended
(dollars and admissions/episodes in thousands)	January 1, 2022	January 2, 2021	Change	% Change
Revenue	$48,683	$17,357	$31,326	180.5%
Cost of revenue, excluding depreciation and amortization	26,333	9,596	16,737	174.4%
Gross margin	$22,350	$7,761	$14,589	188.0%
Gross margin percentage	45.9%	44.7%		1.2%	(4)
Home health total admissions (5)**	10.5	**	**	**
Home health episodic admissions (6)**	6.9	**	**	**
Home health total episodes (7)**	11.0	**	**	**
Home health revenue per completed episode (8)**	$2,942	**	**	**

	MS
	For the three-months ended
(dollars and UPS in thousands)	January 1, 2022	January 2, 2021	Change	% Change
Revenue	$34,911	$38,894	$(3,983)	-10.2%
Cost of revenue, excluding depreciation and amortization	19,525	20,935	(1,410)	-6.7%
Gross margin	$15,386	$17,959	$(2,573)	-14.3%
Gross margin percentage	44.1%	46.2%		-2.1%	(4)
Unique patients served (“UPS”)	77	84	(7)	-8.3%
Revenue rate	$453.39	$463.02	$(9.63)	-1.9%	(1)
Cost of revenue rate	$253.57	$249.23	$4.34	1.6%	(2)
Spread rate	$199.82	$213.80	$(13.97)	-6.0%	(3)

The following tables summarize our key performance measures by segment for the fiscal years indicated:

	PDS
	For the fiscal years ended
(dollars and hours in thousands)	January 1, 2022	January 2, 2021	Change	% Change
Revenue	$1,358,116	$1,329,745	$28,371	2.1%
Cost of revenue, excluding depreciation and amortization	963,257	949,048	14,209	1.5%
Gross margin	$394,859	$380,697	$14,162	3.7%
Gross margin percentage	29.1%	28.6%		0.5%	(4)
Hours	37,867	37,885	(18)	0.0%
Revenue rate	$35.87	$35.10	$0.77	2.1%	(1)
Cost of revenue rate	$25.44	$25.05	$0.39	1.5%	(2)
Spread rate	$10.43	$10.05	$0.38	3.7%	(3)

	HHH
	For the fiscal years ended
(dollars and admissions/episodes in thousands)	January 1, 2022	January 2, 2021	Change	% Change
Revenue	$177,272	$31,180	$146,092	468.5%
Cost of revenue, excluding depreciation and amortization	93,557	17,869	75,688	423.6%
Gross margin	$83,715	$13,311	$70,404	528.9%
Gross margin percentage	47.2%	42.7%		4.5%	(4)
Home health total admissions (5)**	39.6	**	**	**
Home health episodic admissions (6)**	24.9	**	**	**
Home health total episodes (7)**	37.5	**	**	**
Home health revenue per completed episode (8)**	$2,917	**	**	**

	MS
	For the fiscal years ended
(dollars and UPS in thousands)	January 1, 2022	January 2, 2021	Change	% Change
Revenue	$143,230	$134,180	$9,050	6.7%
Cost of revenue, excluding depreciation and amortization	79,400	73,673	5,727	7.8%
Gross margin	$63,830	$60,507	$3,323	5.5%
Gross margin percentage	44.6%	45.1%		-0.5%	(4)
Unique patients served (“UPS”)	306	294	12	4.1%
Revenue rate	$468.07	$456.39	$11.68	2.6%	(1)
Cost of revenue rate	$259.48	$250.59	$8.89	3.7%	(2)
Spread rate	$208.59	$205.80	$2.79	1.4%	(3)

The following table summarizes our key performance measures for our HHH segment on a sequential basis for the current fiscal year:

	HHH Sequential Trend
	For the 2021 quarters ended
(dollars and admissions/episodes in thousands)	January 1, 2022	October 2, 2021	July 3, 2021	April 3, 2021
Revenue	$48,683	$47,000	$50,071	$31,518
Cost of revenue, excluding depreciation and amortization	26,333	24,130	25,765	17,329
Gross margin	$22,350	$22,870	$24,306	$14,189
Gross margin percentage	45.9%	48.7%	48.5%	45.0%	(4)
Home health total admissions (5)	10.5	11.6	11.7	5.8
Home health episodic admissions (6)	6.9	7.1	7.1	3.8
Home health total episodes (7)	11.0	10.5	10.3	5.7
Home health revenue per completed episode (8)	$2,942	$2,894	$2,894	$2,962

1)
Represents the period over period change in revenue rate, plus the change in revenue rate attributable to the change in volume.
2)
Represents the period over period change in cost of revenue rate, plus the change in cost of revenue rate attributable to the change in volume.
3)
Represents the period over period change in spread rate, plus the change in spread rate attributable to the change in volume.
4)
Represents the change in margin percentage year over year (or quarter over quarter).
5)
Represents home health episodic and fee-for-service admissions.

6)
Represents home health episodic admissions.
7)
Represents episodic admissions and recertifications.
8)
Represents Medicare revenue per completed episode.

** We entered the home health business in the fourth fiscal quarter of 2020. These metrics do not pertain to hospice or certain other Medicare services provided in this segment, neither of which were material in the aggregate for the periods presented.

The following table reconciles operating (loss) income to Field contribution and Field contribution margin:

	For the three-months ended		For the fiscal years ended
(dollars in thousands)	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Operating (loss) income	$(113,048)	$17,726	$(36,111)	$(3,487)
Other operating (income) expenses	(337)	(364)	(337)	910
Acquisition-related costs	8,053	4,885	12,832	9,564
Depreciation and amortization	5,387	4,688	20,550	17,027
Goodwill impairment	117,702	-	117,702	75,727
Corporate expenses	32,714	32,789	130,387	113,828
Field contribution	$50,471	$59,724	$245,023	$213,569
Revenue	$414,070	$422,302	$1,678,618	$1,495,105
Field contribution margin	12.2%	14.1%	14.6%	14.3%

The following table reconciles net loss to EBITDA and Adjusted EBITDA:

	For the three-months ended		For the fiscal years ended
(dollars in thousands)	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Net loss	$(126,192)	$(9,732)	$(117,044)	$(57,050)
Interest expense, net	15,066	23,913	68,677	82,638
Income tax expense	4,080	2,401	3,468	5,316
Depreciation and amortization	5,387	4,688	20,550	17,027
EBITDA	(101,659)	21,270	(24,349)	47,931
Goodwill, intangible and other long-lived asset impairment	117,703	277	117,812	77,570
Non-cash stock-based compensation	4,283	1,099	14,425	3,275
Sponsor fees (1)	-	807	808	3,229
Loss on extinguishment of debt	-	-	13,702	73
Bank fees related to debt modifications	-	-	7,178	4,265
Interest rate derivatives (2)	(5,998)	939	(4,746)	15,338
Acquisition-related costs and other costs (3)	8,053	4,885	12,832	12,049
Integration costs (4)	5,033	4,760	17,515	8,601
Legal costs and settlements associated with acquisition matters (5)	475	566	1,595	(45,180)
COVID-related costs, net of reimbursement (6)	14,536	6,259	18,865	15,815
ABA exited operations (7)	-	241	-	4,495
Other system transition costs, professional fees and other (8)	3,418	4,134	8,596	4,954
Total adjustments (9)	$147,503	$23,967	$208,582	$104,484
Adjusted EBITDA	$45,844	$45,237	$184,233	$152,415

The following table reconciles Corporate expenses to Adjusted corporate expenses:

	For the three-months ended		For the fiscal years ended
(dollars in thousands)	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Corporate expenses	$32,714	$32,789	$130,387	$113,828
Non-cash stock-based compensation	(3,382)	(1,023)	(11,562)	(3,032)
Sponsor fees (1)	-	(807)	(808)	(3,229)
Bank fees related to debt modifications	-	-	(7,178)	(4,265)
Acquisition-related costs and other costs (3)	-	-	-	(2,227)
Integration costs (4)	(4,030)	(3,424)	(15,438)	(7,245)
Legal costs and settlements associated with acquisition matters (5)	(476)	(566)	(1,596)	(4,820)
COVID-related costs, net of reimbursement (6)	(116)	(411)	(372)	(1,832)
Other system transition costs, professional fees and other (8)	(3,744)	(4,285)	(9,391)	(5,321)
Total adjustments	(11,748)	(10,516)	(46,345)	(31,971)
Adjusted corporate expenses	$20,966	$22,273	$84,042	$81,857
Adjusted corporate expenses as a percentage of revenue	5.1%	5.3%	5.0%	5.5%

The following table reconciles net loss to Adjusted net income and presents Adjusted net income per diluted share:

	For the three-months ended		For the fiscal years ended
(dollars in thousands, except share and per share data)	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Net loss	$(126,192)	$(9,732)	$(117,044)	$(57,050)
Income tax expense	4,080	2,401	3,468	5,316
Goodwill, intangible and other long-lived asset impairment	117,703	277	117,812	77,570
Non-cash stock-based compensation	4,283	1,099	14,425	3,275
Sponsor fees (1)	-	807	808	3,229
Loss on extinguishment of debt	-	-	13,702	73
Bank fees related to debt modifications	-	-	7,178	4,265
Interest rate derivatives (2)	(5,998)	939	(4,746)	15,338
Acquisition-related costs and other costs (3)	8,053	4,885	12,832	12,049
Integration costs (4)	5,033	4,760	17,515	8,601
Legal costs and settlements associated with acquisition matters (5)	475	566	1,595	(45,180)
COVID-related costs, net of reimbursement (6)	14,536	6,259	18,865	15,815
ABA exited operations (7)	-	241	-	4,495
Other system transition costs, professional fees and other (8)	3,418	4,134	8,596	4,954
Total adjustments	151,583	26,368	212,050	109,800
Adjusted pre-tax net income	25,391	16,636	95,006	52,750
Income tax provision on adjusted pre-tax income (10)	(6,348)	(4,325)	(23,752)	(13,715)
Adjusted net income	$19,043	$12,311	$71,254	$39,035
Weighted average shares outstanding, diluted	184,406	142,123	170,625	140,972
Adjusted net income per diluted share (11)	$0.10	$0.09	$0.42	$0.28

The following footnotes are applicable to tables above that reconcile (i) Net loss to EBITDA and Adjusted EBITDA, (ii) Corporate expenses to Adjusted corporate expenses and (iii) Net loss to Adjusted net income. The adjustments to reconcile Corporate expenses to Adjusted corporate expenses only represent the amounts that were recorded within Corporate expenses.

1)
Represents annual management fees payable to our sponsors under our Management Agreement as defined in Note 18 – Related Party Transactions within the notes accompanying our consolidated financial statements included in our Annual Report on Form 10-K. The Management Agreement terminated in accordance with its terms upon completion of our initial public offering.
2)
Represents income and (expense) associated with interest rate derivatives not included in interest expense, net, which were included in other income (expense).
3)
Represents (i) transaction costs incurred in connection with planned, completed, or terminated acquisitions, which include investment banking fees, legal diligence and related documentation costs, and finance and accounting diligence and documentation, as presented on the Company’s consolidated statements of operations, of $8.1 million and $12.8 million for the three-month period and fiscal year ended January 1, 2022, respectively; and $4.9 million and $9.6 million for the three-month period and fiscal year ended January 2, 2021, respectively, and (ii) corporate salary and severance costs in connection with our January 2020 corporate restructuring in response to a terminated transaction of $0.0 million and $2.5 million for the three-month period and fiscal year ended January 2, 2021, respectively; there were no such costs in fiscal year 2021.
4)
Represents (i) costs associated with our Integration Management Office, which focuses solely on our integration efforts, of $0.8 million and $3.6 million of the three-month period and fiscal year ended January 1, 2022, respectively, and $1.3 million and $3.4 million for the three-month period and fiscal year ended January 2, 2021, respectively; and (ii) transitionary costs incurred to integrate acquired companies into our field and corporate operations of $4.2 million and $13.9 million for the three-month period and fiscal year ended January 1, 2022, respectively, and $3.5 million and $5.2 million for the three-month period and fiscal year ended January 2, 2021, respectively. Transitionary costs incurred to integrate acquired companies include IT consulting costs and related integration support costs; salary, severance and retention costs associated with duplicative acquired company personnel until such personnel are exited from the Company; accounting, legal and consulting costs; expenses and impairments related to the closure and consolidation of overlapping markets of acquired companies, including lease termination and relocation costs; costs associated with terminating legacy acquired company contracts and systems; and one-time costs associated with rebranding our acquired companies and locations to the Aveanna brand.
5)
Represents legal and forensic costs, as well as settlements associated with resolving legal matters arising during or as a result of our acquisition-related activities. This includes costs associated with pursuing and resolving certain claims in connection with acquisition-related legal matters, as well as a $50.0 million settlement received pertaining to one such matter in the first quarter of fiscal year 2020. It also includes costs of $0.5 million and $1.5 million for the three-month period and fiscal year ended January 1, 2022, respectively, and $0.6 million and $3.0 million for the three-month period and fiscal year ended January 2, 2021, respectively, to comply with the U.S. Department of Justice, Antitrust Division’s grand jury subpoena related to nurse wages and hiring activities in certain of our markets, in connection with a terminated transaction.
6)
Represents costs incurred as a result of the COVID-19 environment, primarily including, but not limited to, (i) relief, vaccine, and hero pay provided to our caregivers; staffing and retention related incentives to attract and retain caregivers in the midst of the Omicron surge; and other incremental compensation costs; (ii) sick leave for our caregivers required by OSHA's Emergency Temporary Standard, costs required to comply with federal, state and local vaccination mandates and testing requirements, and worker compensation costs for mandated quarantine time; (iii) incremental PPE costs; (iv) salary, severance and lease termination costs associated with workforce reductions necessitated by COVID-19; and (v) costs of remote workforce enablement, all of which totaled $14.5 million and $19.0 million for the three-month period and fiscal year ended January 1, 2022, respectively, and $7.4 million and $20.1 million for the three-month period and fiscal year ended January 2, 2021, respectively; net of temporary reimbursement rate increases provided by certain state Medicaid and Medicaid Managed Care programs which approximated $0.0 million and $0.1 million for the three-month period and fiscal year ended January 1, 2022, respectively, and $1.2 million and $4.3 million for the three-month period and fiscal year ended January 2, 2021, respectively.
7)
Represents the results of operations for the periods indicated related to the ABA Therapy services business that we exited as a result of the COVID-19 environment, as well as one-time costs incurred in connection with exiting the ABA Therapy services business.
8)
Represents (i) costs associated with the implementation of, and transition to, new electronic medical record systems, billing and collection systems, business intelligence systems, duplicative system costs while such transformational projects are in-process, and other system transition costs of $4.1 million and $5.6 million for the three-month period and fiscal year ended January 1, 2022, respectively, and $2.1 and $2.8 million for the three-month period and fiscal year ended January 2, 2021, respectively; and (ii) professional fees associated with preparation for Sarbanes-Oxley compliance, advisory fees associated with preparation for and execution of our initial public equity offering, and advisory costs associated with the adoption of new accounting standards, of $0.2 million and $4.5 million for the three-month period and fiscal year ended January 1, 2022, respectively, and $2.3 million and $2.6 million for the three-month period and fiscal year ended January 2, 2021, respectively; and (iii) certain other costs or (income) that are either non-cash or non-core to the Company’s ongoing operations of $(0.9) million and $(1.5) million for the three-month period and fiscal year ended January 1, 2022, respectively, and $(0.3) million and $(0.5) million for the three-month period and fiscal year ended January 2, 2021.
9)
The table below reflects the increase or decrease, and aggregate impact, to the line items included on our consolidated statements of operations based upon the adjustments used in arriving at Adjusted EBITDA from EBITDA for the periods indicated:

	For the three-months ended		For the fiscal years ended
(dollars in thousands)	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Revenue	$-	$(1,134)	$(153)	$(11,256)
Cost of revenue, excluding depreciation and amortization	13,223	7,763	16,948	19,731
Branch and regional administrative expenses	3,114	1,078	6,454	12,153
Corporate expenses	11,748	10,516	46,345	31,971
Goodwill impairment	117,702	-	117,702	75,727
Acquisition-related costs	8,053	4,885	12,832	9,564
Other operating expenses	-	(364)	-	910
Loss on debt extinguishment	-	-	13,702	73
Other expense (income)	(6,337)	1,223	(5,248)	(34,389)
Total adjustments	$147,503	$23,967	$208,582	$104,484

10)
Derived utilizing a combined statutory rate of 25% for the three-month period and fiscal year ended January 1, 2022, and 26% for the three-month period and fiscal year ended January 2, 2021, and applied to the respective adjusted pre-tax income.
11)
Adjustments used to reconcile net loss per diluted share on a GAAP basis to adjusted net income per diluted share are comprised of the same adjustments, inclusive of the tax impact, used to reconcile net loss to adjusted net income divided by the weighted-average diluted shares outstanding during the period.